Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-199303 and 333-170859) and in the Registration Statements on Form S-8 (Registration No. 333-196537, 333-173777 and 333-162577) of Pluristem Therapeutics Inc. of our reports dated September 9, 2015, with respect to the consolidated financial statements of Pluristem Therapeutics Inc., and the effectiveness of internal control over financial reporting of Pluristem Therapeutics Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2015 filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A member of Ernst & Young Global

Haifa, Israel
September 9, 2015